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                                                                    EXHIBIT 10.3


               Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as [*]. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.



                               Services Agreement

THIS SERVICES AGREEMENT (the "Agreement") is made and entered into as of February 15, 2002 (the "Effective Date"), by and between TiVo Inc., a Delaware corporation ("TiVo"), and DIRECTV, Inc., a California corporation ("DIRECTV").

                                    Recitals

     Whereas, TiVo has developed and commercially launched a stand alone set-top receiver (the "Stand Alone Receiver") that allows consumers to receive the personalized television services provided by TiVo;

     Whereas, the parties have developed and commercially launched a DIRECTV-TiVo combination receiver referred to as the "Reno Receiver", and have entered into a Development Agreement dated February 15, 2002 (the "Development Agreement") relating to the development, production and marketing of another DIRECTV-TiVo combination receiver referred to as the "Provo Receiver" and, at DIRECTV's option, a third DIRECTV-TiVo combination receiver referred to as the "Two-Chip Receiver" (the Reno Receiver, Provo Receiver and Two-Chip Receivers are collectively referred to herein as the "DIRECTV DVR Receivers"); and

     Whereas, the parties mutually desire that TiVo license the i-Preview Tools and the TiVoVision Tools to DIRECTV for use in conjunction with the DIRECTV Service, as well as provide certain value-added services to DIRECTV.

     Now, Therefore, in consideration of the foregoing and the mutual covenants, promises and undertakings set forth in this Agreement, the parties hereby agree as follows:

                                    Agreement

1. DEFINITIONS. The capitalized terms in this Agreement shall have the following meaning:

     1.1 "Authoring Tools" shall be the tools set forth in Exhibit A.

     1.2 "i-Preview" shall mean the software functionality that utilizes tags inserted into line 21 of the Vertical Blanking Interval (VBI) of broadcast and cable television video signals to enable viewers to request recording and storage of specified video streams for promotional and advertising purposes. Promotional spots that contain i-Preview tags enable viewers to schedule recordings of upcoming programs or link to promotional content stored on the hard disk of a TiVo Receiver.

     1.3 "Shared Revenue" shall mean any revenue generated by TiVo under this Agreement that is attributable to DIRECTV DVR Receivers. In cases where TiVo receives aggregate revenues across DIRECTV DVR Receivers and TiVo Stand Alone Receivers, Shared Revenue shall be measured by multiplying all revenue generated by TiVo's use of iPreview, TiVoVision and User Data by the ratio of active DIRECTV DVR Receivers to active TiVo Receivers.

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     1.4 "TiVo Receiver" shall mean the Standalone Receiver of the DIRECTV DVR
Receiver.

     1.5 "TiVoVision" shall mean the software functionality that enables the delivery, recording, parsing (on a near-frame accurate basis) and playback of full resolution MPEG-2 video clips. Such video content may be accessed through various places in the user interface, such as Showcases, or via user responses to i-Preview tags. The two (2) primary uses of TiVoVision currently anticipated on the Stand Alone Receiver and the DIRECTV DVR Receivers are: (i) to create advertising and promotion opportunities using video stored on the hard disk and
(ii) to deliver content to the hard disk such as subscription or push video. TiVoVision also includes text based Showcases as currently implemented on the TiVo Receivers.

     Unless otherwise defined herein, capitalized terms shall have the respective meanings as defined in the Development Agreement.

2. License Grants; Commercial Use.

     2.1 License Grant. Subject to the terms and conditions of this Agreement (including, but not limited to payment by DIRECTV of the fees as set forth in Section 6.1 (Fees; Technical Support)), TiVo shall grant to DIRECTV a nontransferable (except as set forth in Section 13.4 (Successors; Assigns)) license to internally use, perform, display and reproduce, or engage a third party to do any of the foregoing on behalf of DIRECTV, the Authoring Tools to exercise its rights set forth herein.

     2.2 i-Preview.

          (a) DIRECTV's Commercial Use. DIRECTV shall have the exclusive right to use the i-Preview functionality solely and exclusively in conjunction with any video content that is inserted or originated at the DIRECTV head-end via DIRECTV broadcast centers ("DIRECTV's i-Preview Use"). By way of example (but not limitation), such video content may include pay-per-view movies and events, barker channel content and local avails (i.e., advertising time allocated to DIRECTV on cable networks) for third party advertising, and DIRECTV product and service advertising. Any revenues actually received by DIRECTV resulting from DIRECTV's i-Preview Use[*].

          (b) TiVo's Commercial Use. Except for the rights granted to DIRECTV as set forth in Section 2.2(a) (DIRECTV's Commercial Use), TiVo shall have the right to use, display, perform, market, sell, distribute and make available the i-Preview functionality to end users of the Stand Alone Receiver and the DIRECTV DVR Receivers and any other third parties (including, without limitation, any other pay television or cable network operators) ("TiVo's i-Preview Use"). Any Shared Revenue resulting from TiVo's i-Preview Use[*]. Any revenues actually received by TiVo resulting from TiVo's i-Preview Use other than as set forth in the

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preceding sentence shall be retained by TiVo solely and shall not be subject to a revenue share with DIRECTV.

          (c) DIRECTV i-Preview Pass Through Obligation. Subject to DIRECTV's editorial review rights as set forth in Section 6.3 (DIRECTV Editorial Review Rights), DIRECTV agrees to allow the pass through of the i-Preview software tags via line 21 of the VBI, without any restriction, modification, alteration or other interference by DIRECTV, provided no action is required by DIRECTV to pass through such tags.

     2.3 TiVoVision.

          (a) DIRECTV's Commercial Use. DIRECTV shall have the exclusive right to use the TiVoVision functionality solely and exclusively on DIRECTV DVR Receivers (and Stand Alone Receivers to the extent they receive such functionality as a result of such functionality being provided to the DIRECTV DVR Receivers) in conjunction with DIRECTV product and service offerings ("DIRECTV's TiVoVision Use"). [*]any revenue actually received by DIRECTV resulting from DIRECTV's TiVoVision Use[*].

          (b) TiVo's Commercial Use. Except for the rights granted to DIRECTV as set forth in Section 2.3(a) (DIRECTV's Commercial Use), TiVo shall have the right to use, display, perform, market, sell, distribute and make available the TiVoVision functionality to end users of the Stand Alone Receiver and the DIRECTV DVR Receivers and any other third parties (including, without limitation, any other pay television or cable network operators ("TiVo's TiVoVision Use"). [*] any Shared Revenue actually received by TiVo resulting from TiVo's TiVoVision Use[*]. DIRECTV agrees that any revenue actually received by TiVo resulting from TiVo's TiVoVision Use other than as set forth in the preceding sentence shall be retained by TiVo solely, and shall not be subject to a revenue share with DIRECTV.

          (c) TiVo's Hard Disk Allocation. DIRECTV shall allocate [*] of hard disk capacity (equal to approximately [*] of video recording capacity) in each DIRECTV DVR Receiver for TiVo's TiVoVision Use when the total hard disk capacity of each such receiver is less than[*]. In DIRECTV DVR Receivers that have a hard disk capacity greater than or equal to[*], DIRECTV shall allocate [*]of hard disk capacity for TiVo's TiVoVision Use. Notwithstanding the foregoing, from the Effective Date through [*], DIRECTV shall allocate [*] of hard disk capacity in each Reno Receiver and Provo Receiver for TiVo's TiVoVision use. Following[*], DIRECTV and TiVo agree to negotiate in good faith regarding the expansion of hard disk capacity for TiVo's TiVoVision use from [*] to [*] in DIRECTV DVR Receivers with less than [*] of hard disk capacity.

          (d) Satellite Bandwidth. DIRECTV shall allocate on a daily basis bandwidth, net of standard DIRECTV error correction as actually applied, equal to TiVo's hard disk allocation set forth above, for use in connection with the TiVo's rights under this Agreement (e.g., for TiVo's [*]hard drive allocation, DIRECTV shall allocate a net of [*]per calendar day). The use of such bandwidth shall include daily update capability.

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the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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     2.4 License Restrictions. DIRECTV acknowledges and agrees that the
Authoring Tools contain valuable trade secrets of TiVo, and, except as otherwise expressly provided herein, DIRECTV shall not, and shall not provide permission to any third party, to: (a) translate, reverse engineer, decompile, disassemble, or attempt to derive the source code of the Authoring Tools; (b) sublicense, rent, lease, loan, timeshare, sell, distribute, assign or transfer any rights in, grant a security interest in, or transfer possession of any Authoring Tools; or (c) obfuscate, alter or remove any of TiVo's copyright or other proprietary rights notices or legends appearing on or in the Authoring Tools.

     2.5 Reservation of Rights; Ownership. Without limiting the rights granted to DIRECTV in Section 2.1 (License Grant), TiVo has and shall retain exclusive ownership of all of its right, title and interest in and to the Authoring Tools, and, other than the rights granted in Section 2.1, no other license, right, or interest is granted to DIRECTV by implication, estoppel, or otherwise, for any purpose.

3.   USER DATA.

     3.1 DIRECTV's Use of User Data. Following the transition of any current TiVo Service subscribers to DIRECTV pursuant to the Development Agreement, DIRECTV shall own and control all future customer data received, derived or otherwise collected from the DIRECTV DVR Receivers (the "User Data"). Notwithstanding the foregoing, TiVo shall have the right to use such User Data in accordance with this Section 3 (User Data). At DIRECTV's sole discretion, DIRECTV may elect to either: (i) provide such User Data to TiVo, provided, that in such event, DIRECTV shall provide the User Data in a form and manner reasonably specified by TiVo and agreed to by DIRECTV, with such agreement not to be unreasonably withheld or delayed; or (ii) allow TiVo to collect User Data directly from the DIRECTV DVR Receivers. In either case, TiVo [*]its receipt or collection of the User Data. In the event any User Data resides with, is controlled by or is in the possession of TiVo, TiVo agrees to transfer, provide and otherwise make available such User Data to DIRECTV in accordance with
Section 6.2. DIRECTV [*]its receipt or collection of the User Data.

     3.2 TiVo's Use of User Data. Following the Manufacturing Release of the Provo Receiver (with Version Software), and subject to DIRECTV's exclusive ownership of the User Data as set forth in Section [*](DIRECTV's Use of User
Data), TiVo shall have full access and use rights to any User Data, and shall be entitled to receive or collect, store, and otherwise sort such User Data in accordance with Section 3.1; provided, however, TiVo can not segregate out solely DIRECTV customers, uses, viewing patterns, programming or other data, or other data regarding services available exclusively to DIRECTV subscribers (e.g. NFL Sunday Ticket) and the DIRECTV DVR Receivers (collectively, the "DIRECTV Sort Restriction"), in each case subject to Laws (as defined below) and the then-current DIRECTV privacy policy. Notwithstanding the foregoing, DIRECTV acknowledges and agrees that, during the first year of the Term (as defined in Section 12.1 (Term), TiVo shall have the right to negotiate and enter into agreements (with such agreements to last no longer than the first year of the Term) with the [*]with respect to [*]programming on DIRECTV DVR Receivers, including [*], subject to the

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the Securities and Exchange Commission. Confidential treatment has been
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                                       4

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following conditions and the approval of such conditions by the [*](i) any
Shared Revenue resulting from the[*]; (ii) DIRECTV shall [*]the terms the[*];
(iii) DIRECTV shall [*]any [*] or [*] delivered to the [*] under the[*]; (iv) DIRECTV shall [*]in any [*] between [*] and the [*] in conjunction with the[*]; and (v) DIRECTV shall [*]and [*]any renewal or expansion of the[*]. In the event that the [*] does not approve such conditions, TiVo may only enter into the [*]. For the avoidance of doubt, this Section 3.2 shall in no way limit TiVo's ability to enter into agreements with the [*] with respect to activities that are unrelated to [*]or the DIRECTV Service or that do not otherwise violate the DIRECTV Sort Restriction.

     3.3 DIRECTV Sale of User Data to Third Parties. DIRECTV shall have the right to sell User Data to third parties subject to applicable Laws. Any revenues actually received by DIRECTV resulting from the sale of such User Data [*]except for revenues actually received from sales of User Data collected and processed [*]TiVo Server Technology (as defined in the Intellectual Property and Technology License Agreement (the "Technology License Agreement")), [*] TiVo under Section 6.2, or other [*] TiVo, all of which[*].

     3.4 TiVo's Sale of User Data to Third Parties. Subject to DIRECTV's exclusive ownership of the User Data, TiVo shall have the right to sell such User Data, subject to applicable Laws and DIRECTV's privacy policy (a current copy of which is attached hereto as Exhibit B, as amended from time to time), subject to the DIRECTV Sort Restriction. [*]any Shared Revenue actually received by TiVo resulting from TiVo's use of User Data[*]. DIRECTV agrees that any revenue actually received by TiVo resulting from TiVo's use of User Data other than as set forth in the preceding sentence shall be retained by TiVo solely, and shall not be subject to a revenue share with DIRECTV.

4. New Services. TiVo and DIRECTV agree to discuss in good faith new service opportunities expected to be developed in the future.

5. Use of Existing Services and Functionalities.

     5.1 Existing Marketing Agreement. With respect to the Marketing Agreement, dated April 13, 1999 (the "Marketing Agreement") DIRECTV and TiVo acknowledge that (i) DIRECTV's bandwidth obligations under this agreement shall supersede DIRECTV's bandwidth obligations under the Marketing Agreement; and (ii) TiVo's obligation to provide a Showcase to DIRECTV shall be superseded by the terms of this Agreement. Bandwidth made available under this Agreement by DIRECTV shall serve to satisfy DIRECTV's obligations under the Promissory Note referenced in the Marketing Agreement.

     5.2 TiVo's Use of Network Showcases and TiVolution Magazine. The parties acknowledge and agree that TiVo's current implementation of "Showcases" and "TiVolution Magazine" (solely on the Reno Receiver) shall continue only until the download of Version[*] Software to the Reno Receivers.

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     5.3 DIRECTV's Exclusive Use of Pre-Recorded Content Capability. DIRECTV
shall have full rights to the insertion of subscriber deletable video content on the hard disk prior to shipment of Provo Receivers and Two-Chip Receivers for the promotion of DIRECTV products and services ("DIRECTV's Pre-Recorded Content Use"). TiVo agrees to consult with DIRECTV regarding procedures for inserting such video content to the hard disk. [*]any revenue actually received by DIRECTV resulting from DIRECTV's Pre-Recorded Content Use[*].

     5.4 TiVo's Use of Pre-Recorded Content Capability. Except for the rights of DIRECTV set forth in Section 5.3 (DIRECTV's Exclusive Use of Pre-Recorded Content Capability) above, TiVo shall be permitted to insert subscriber deletable video content on the hard disk prior to shipment of Provo Receivers and Two-Chip Receivers, for the promotion of third party products and services (herein, "TiVo's Pre-Recorded Content Use"), provided such use [*]video capacity per receiver. [*]any revenues actually received by TiVo resulting from TiVo's Pre-Recorded Content Use on Provo and Two-Chip Receivers[*].

6. Other Considerations.

     6.1  Fees; Technical Support.

          (a) Fees. At any time during the Term (as defined in Section 12.1
(Term)), DIRECTV may elect to exercise the license rights set forth in Section
2.1 (License Grants) and receive the related services from TiVo as described in
Section 6.1(c) (Technical Support). In such event, DIRECTV shall notify TiVo of its election in writing, and shall pay to TiVo [*]for use of the Authoring Tools (and receipt of the related services) for one (1) year (the "Initial Period") except as otherwise provided in Section 6.1(b) (License Renewal; Prorated
Fees)). Upon receipt of such fee from DIRECTV, TiVo shall deliver the Authoring Tools to DIRECTV in a form reasonably requested by DIRECTV.

          (b) License Renewal; Prorated Fees. For so long as the Development Agreement is in effect, DIRECTV shall have the option to renew the license in
Section 2.1 on an annual basis for up to [*] additional years following the Initial Period (each, a "Renewal Period"), by paying to TiVo an annual renewal fee of[*]. The parties acknowledge and agree that the licenses granted in this Agreement, and TiVo's obligation to provide the services described herein, will immediately terminate upon the expiration or early termination of the Development Agreement for any reason, except in the event of a termination by DIRECTV due to a TiVo breach. Accordingly, if the anticipated expiration date of the Development Agreement and the anticipated expiration date of the Initial Period or any Renewal Period do not coincide, DIRECTV's fee payable for the applicable period will be prorated on a monthly basis. For the avoidance of doubt, in no event will Sections 2.3(c), 2.3(d) and TiVo's rights to use the User Data set forth in Sections 3.1, 3.2 and 3.3(a) survive the initial 3 year term set forth in Section 12.1 unless the parties have agreed to extend it as provided for therein.

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          (c) Technical Support. In the event DIRECTV makes the fee payments made in Section 6.1(a) or (b), (a) TiVo agrees to provide to DIRECTV commercially reasonable training, technical assistance and, if applicable, use of TiVo's server infrastructure in the use of the Authoring Tools by DIRECTV in accordance with this Agreement, and (b) TiVo shall provide upgrades to the Authoring Tools which TiVo creates, if any, during the Term.

     6.2 Technical Support by TiVo for DIRECTV's Use of User Data. At DIRECTV's option, TiVo agrees to provide to DIRECTV commercially reasonable training, technical assistance and use of TiVo's data collection and reports, infrastructure and tools in accessing User Data. Such support and access shall be provided by TiVo upon payment by DIRECTV to TiVo of an additional fee of [*]per year, which [*] is subject to set-off for revenues shared by DIRECTV with TiVo in accordance with Section 3.3 (DIRECTV Sale of User Data to Third Parties). By way of example, if in a given year DIRECTV received revenues of [*]resulting from the sale of User Data ([*]of which would be payable to TiVo in accordance with Section 3.3 (DIRECTV Sale of User Data to Third Parties)), DIRECTV's fee payment for that year would be[*].

     6.3 DIRECTV Editorial Review Rights. DIRECTV shall have the right to reasonably review and approve the factual accuracy and the creative content generated by TiVo or any third party providing content to TiVo for use under this Agreement, when such content refers or relates to DIRECTV, the DIRECTV Service, or is distributed to the DIRECTV DVR Receivers (including but not limited to Showcases, TiVolution Magazine and pre-recorded promotional video on the hard disk drive) (collectively, the "Content"). All Content shall comply with applicable Laws and comport with reasonable standards of good taste (consistent with the broadcast standards utilized by major broadcast television networks), including without limitation, those relating to advertisements of X-rated material, drug-related paraphernalia, cigarettes and liquor. DIRECTV and TiVo will cooperate to establish mutually agreeable editorial review procedures so as to enable TiVo's i-Preview Use and TiVo's TiVoVision Use as contemplated by this Agreement.

     6.4 User-Interface Modifications and Control. DIRECTV shall have the sole control over modifications to the user interface in the application of the TiVoVision functionality on the DIRECTV DVR Receivers for DIRECTV TiVoVision Use, and TiVo agrees to implement and manage such user interface modifications at TiVo's then-current rates for such services; provided that, prior to DIRECTV exercising its license option pursuant to Section 4.6 (Technology License) of the Development Agreement, any such modification does not require an upgrade to the then-current software version on any of the DIRECTV DVR Receivers. The user interface presentation for the TiVoVision functionality on the DIRECTV DVR Receivers for TiVo's TiVoVision Use shall be substantially similar in nature and quality as that of DIRECTV use for similar content.

7. Representations and Warranties of TiVo. TiVo represents and warrants to DIRECTV and agrees that:

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     7.1 Organization, Good Standing and Qualification. TiVo is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware and has all requisite corporate power and authority to carry on its business as now conducted. TiVo is duly qualified to transact business and is in good standing in each jurisdiction in which the failure so to qualify would have a material adverse effect on its business or properties.

     7.2 Authorization; Binding Obligation. All corporate action on the part of TiVo, its officers, directors and stockholders necessary for the authorization, execution, and delivery of this Agreement has been taken. The performance of all obligations of TiVo hereunder constitute valid and legally binding obligations of TiVo, enforceable against TiVo in accordance with its respective terms.

     7.3 No Consents. The execution and delivery of this Agreement in accordance with the terms thereof and the compliance by TiVo with the provisions hereof or thereof (i) are not and will not be inconsistent with TiVo's Charter or Bylaws,
(ii) do not and will not contravene any Laws (as defined below) applicable to TiVo, and (iii) do not and will not contravene any material provision of, or constitute a default under, any indenture, mortgage, contract, license, agreement or other instrument of which TiVo is a party or by which it is bound or requires the consent or approval of, the giving of notice to, the registration with or the taking of any action in respect of or by, any federal, state or local government authority or agency or other person.

     7.4 Laws. TiVo has complied and shall comply with any and all Laws regarding TiVo's development of the Authoring Tools, the Provo Receiver and Two-Chip Receiver and TiVo's deployment, if applicable, of the Authoring Tools and TiVo's other obligations hereunder. As used herein, "Laws" shall mean FCC and all other governmental (whether international, federal, state, municipal, or otherwise) statutes, laws, rules, regulations, ordinances, codes, directives, and orders.

     7.5 Ability to Perform. TiVo possesses the technical and other knowledge and other abilities required to timely and fully meet its obligations under this Agreement.

     7.6 Warranty Disclaimer. Except AS SET FORTH IN THIS Section 7, TiVo MAKES NO WARRANTIES AS TO THE PERFORMANCE OF THIS Agreement OR THE DELIVERABLES OR THE SERVICES TO BE PROVIDED HEREUNDER, AND TiVo EXPRESSLY DISCLAIMS ANY AND ALL WARRANTIES IMPLIED AND STATUTORY, WHETHER ARISING FROM COURSE OF DEALING OR USAGE OF TRADE INCLUDING, WITHOUT LIMITATION, THE IMPLIED WARRANTIES OF TITLE, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, AND NON-INFRINGEMENT OF THIRD PARTY RIGHTS.

8. Representations And Warranties Of DIRECTV. DIRECTV represents and warrants to TiVo and agrees that:

     8.1 Organization, Good Standing and Qualification. DIRECTV is a corporation duly organized, validly existing and in good standing under the laws of the state of California and has all requisite corporate power and authority to carry on its business as now conducted. DIRECTV is duly qualified to transact business and is in good standing in each jurisdiction in which the failure so to qualify would have a material adverse effect on its business or properties.

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     8.2 Authorization; Binding Obligation. All corporate action on the part of
DIRECTV, its officers, directors and stockholders necessary for the authorization, execution, and delivery of this Agreement has been taken. The performance of all obligations of DIRECTV hereunder constitute valid and legally binding obligations of DIRECTV, enforceable against DIRECTV in accordance with its respective terms.

     8.3 No Consents. The execution and delivery of this Agreement in accordance with the terms thereof and the compliance by DIRECTV with the provisions hereof or thereof (i) are not and will not be inconsistent with DIRECTV's Charter or Bylaws, (ii) do not and will not contravene any Laws applicable to DIRECTV, and
(iii) do not and will not contravene any material provision of, or constitute a default under, any indenture, mortgage, contract, license, agreement or other instrument of which DIRECTV is a party or by which it is bound or requires the consent or approval of, the giving of notice to, the registration with or the taking of any action in respect of or by, any federal, state or local government authority or agency or other person.

     8.4 Laws. DIRECTV has complied and shall comply with any and all Laws regarding DIRECTV's obligations hereunder.

     8.5 Ability to Perform. DIRECTV possesses the technical and other knowledge and other abilities required to timely and fully meet its obligations under this Agreement.

     8.6 Warranty Disclaimer. Except as set forth in this Section 8, DIRECTV makes no warranties as to the performance of this Agreement or the deliverables or services to be provided hereunder and DIRECTV expressly disclaims any and all warranties implied and statutory, whether arising from course of dealing or usage of trade including, without limitation, the implied warranties of title, merchantability, fitness for a particular purpose, and non-infringement of third party rights.

9. Confidentiality.

     9.1 Confidential Information. Each party (the "Disclosing Party") may, from time to time during the term of this Agreement, disclose or make available to the other party (the "Receiving Party") certain proprietary or non-public information including, without limitation, trade secrets, know-how, formulas, flow charts, diagnostic routines, business information, forecasts, financial plans and data, customer information, marketing plans, and unannounced product information (collectively, "Confidential Information"). If provided in tangible form, such information shall be marked as "confidential" or "proprietary" or with a similar legend and, if disclosed orally or visually, shall be identified as confidential at the time of disclosure. Confidential Information shall exclude information the Receiving Party can demonstrate by reasonably detailed written documentation: (a) was independently developed by the Receiving Party's employees, consultants or contractors without access to or use of the Disclosing Party's Confidential Information; (b) became known to the Receiving Party, without restriction, from a source (having a right to disclose such information) other than the Disclosing Party without breach of this Agreement; (c) was in the public domain at the time it was disclosed or enters the public domain through no act or omission of the Receiving Party; or (d) was rightfully known by the Receiving Party, without restriction, at the time of disclosure. For purposes of this

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Agreement, the Authoring Tools shall be deemed the Confidential Information of
TiVo, regardless of whether they are marked as such.

     9.2 Protection of Confidential Information. The Receiving Party shall not use the Confidential Information of the Disclosing Party except for the purpose of carrying out its rights or obligations under this Agreement and shall not disclose the Confidential Information of the Disclosing Party, except as expressly authorized in this Agreement or in writing by the Disclosing Party. Notwithstanding the foregoing, the Receiving Party may disclose any Confidential Information that must be disclosed pursuant to applicable federal, state, or local law, regulation, court order, or other legal process or pursuant to the rules and regulations of any stock exchange or stock association in which securities of the Receiving Party may be traded from time to time; provided, that the Receiving Party gives the Disclosing Party prompt written notice thereof and the Receiving Party obtains prior to any such disclosure a protective order or other appropriate remedy. The Receiving Party will use the same degree of care to prevent such misuse or disclosure that the Receiving Party uses with respect to its own proprietary information, but in no event with less than with reasonable care. Disclosure of Confidential Information does not constitute a license with respect to such Confidential Information.

     9.3 Disclosure Restrictions. The Receiving Party may disclose Confidential Information only to its employees, consultants and contractors when such disclosure is necessary for the Receiving Party to exercise its rights in compliance with, and only for purposes contemplated by, this Agreement, provided such employees, consultants and contractors are advised of the confidential nature thereof and bound by nondisclosure obligations and restrictions no less restrictive than those set forth in this Section 9 (Confidentiality).

10.  Indemnification.

     10.1 TiVo Indemnification Obligation.

          (a) Indemnity. TiVo, at its own expense, shall (i) defend, or at its option, settle, any claims, suits, and actions brought by a third party (collectively "Claims") against DIRECTV and its affiliated companies and their respective employees, officers, agents, attorneys, stockholders and directors, and their respective successors and assigns (the "DIRECTV Indemnified Party(ies)") based on (1) allegations that the Content and/or Authoring Tools (in the form initially provided to DIRECTV) infringes any patent, copyright, moral rights or trademark, or misappropriates any trade secret issued or in effect in United States or (2) allegations that any use by TiVo or use expressly authorized by TiVo of the User Data violates any Law or the DIRECTV Privacy Policy or the other restrictions set forth herein, except, to the extent caused by DIRECTV in the case of violations of the Privacy Policy, or (3) allegations that any Content violates any Law; and (ii) pay any award, damages, or costs (including, without limitation, reasonable attorneys' fees) as incurred or finally awarded by a court of competent jurisdiction or agreed on in a settlement of any such Claim; provided that DIRECTV: (A) promptly notifies TiVo, in writing, of all such Claims; (B) cooperates reasonably with TiVo (at TiVo's expense) in defending such Claims; and (C) allows TiVo the primary right to control the defense (including the selection of counsel), or at TiVo's sole option, to settle, all such Claims; provided such settlement provides a full unconditional release of DIRECTV and does not impose any liability on DIRECTV. At its discretion, DIRECTV shall be entitled to jointly participate in

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the defense of such Claim with counsel of its own selection and DIRECTV shall be obligated to pay the fees and expenses of such counsel of its own selection.

          (b) Mitigation. If TiVo receives written notice of an alleged infringement or believes that a Claim of infringement is likely, or if DIRECTV's use of the Authoring Tools is prevented by a permanent injunction, TiVo may, at its sole option and expense, (i) procure for DIRECTV the right to continue use of the Authoring Tools at TiVo's sole expense; (ii) modify the Authoring Tools; or (iii) replace the infringing portion of the Authoring Tools with technology that does not infringe, provided that, in the case of subsections (ii) and
(iii), the modified and/or replaced technology contains substantially similar functionality and otherwise complies with the requirements of this Agreement (the "Replacement Technology").

          (c) Exceptions. TiVo shall have no liability for any such Claims based on (i) any use of the Authoring Tools in combination with products, services or technology not required by TiVo or not otherwise required to use the Authoring Tools in a standalone form, if such infringement would not occur except for such combination; or ( ii) any use of an infringing version of the Authoring Tools once a non-infringing version of Replacement Technology has been made available to DIRECTV.

          (d) Entire Obligation. The foregoing states TiVo's entire liability and DIRECTV's sole and exclusive remedy with respect to any infringement by the Authoring Tools of any patents, copyrights, trademarks, trade secrets or other proprietary rights of any third party whether direct or contributory.

     10.2 DIRECTV Indemnity.

          (a) Indemnity. DIRECTV, at its own expense, shall (i) defend, or at its option, settle, any claims, suits, and actions brought by a third party (collectively "Claims") against TiVo and its affiliated companies and their respective employees, officers, agents, attorneys, stockholders and directors, and their respective successors and assigns (the "TiVo Indemnified Party(ies)") based on allegations that (1) any use by DIRECTV or use expressly authorized by DIRECTV of the Authoring Tools, violates any Law, other than Claims for which TiVo is obligated to defend DIRECTV pursuant to Section 10.1(a)(i)(1), or (2) allegations that any use by DIRECTV or use expressly authorized by DIRECTV of the User Data violates any Law or the DIRECTV Privacy Policy or the other restrictions set forth herein, except, to the extent caused by TiVo in the case of violations of the Privacy Policy; and (ii) pay any award, damages, or costs (including, without limitation, reasonable attorneys' fees) as incurred or finally awarded in a court of competent jurisdiction or agreed on in a settlement of any such Claim; provided that TiVo (A) promptly notifies DIRECTV, in writing, of all such Claims; (B) cooperates reasonably with DIRECTV (at DIRECTV's expense) in defending such Claims; and (C) allows DIRECTV the primary right to control the defense (including the selection of counsel), or at DIRECTV's sole option, to settle, all such Claims; provided such settlement provides a full unconditional release of TiVo and does not impose any liability on TiVo. At its discretion, TiVo shall be entitled to jointly participate in the defense of such Claim with counsel of its own selection and TiVo shall be obligated to pay the fees and expenses of such counsel of its own selection.

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          (b) Exceptions. DIRECTV shall have no liability for any such Claims based on (i) a combination of the Authoring Tools with the DIRECTV DVR Receiver; or (ii) the TiVo Authoring Tools.

11. Limitation of Liability. EXCEPT IN THE EVENT OF A BREACH OF THE LICENSE GRANTED IN SECTION 2 (LICENSE GRANTS; COMMERCIAL USE), A KNOWING OR GROSSLY NEGLIGENT BREACH OF THE RESTRICTIONS HEREIN ON THE USE OF USER DATA, UNDER LAWS AND DIRECTV PRIVACY POLICY, , OOR A BREACH OF SECTION 9 (CONFIDENTIALITY) AND EXCEPT FOR THE INDEMNIFICATION OBLIGATIONS SET FORTH IN SECTION 10 (INDEMNIFICATION), IN NO EVENT WILL EITHER PARTY BE LIABLE UNDER THIS AGREEMENT UNDER ANY CONTRACT, NEGLIGENCE, STRICT LIABILITY, TORT OR OTHER LEGAL OR EQUITABLE THEORY FOR ANY INCIDENTAL, SPECIAL OR CONSEQUENTIAL DAMAGES OF ANY NATURE WHATSOEVER (INCLUDING WITHOUT LIMITATION, LOSS OF PROFITS, OTHER COMMERCIAL LOSS, OR COST OF PROCUREMENT OF SUBSTITUTE TECHNOLOGY OR SERVICES), ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT, EVEN IF THE OTHER PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES AND EVEN IF ANY EXCLUSIVE REMEDY STATED IN THIS AGREEMENT IS DEEMED TO FAIL OF ITS ESSENTIAL PURPOSE. EXCEPT IN THE EVENT OF A BREACH OF THE LICENSES GRANTED IN SECTION 2 (LICENSE GRANTS; COMMERCIAL USE), A KNOWING OR GROSSLY NEGLIGENT BREACH OF THE RESTRICTIONS HEREIN ON THE USE OF USER DATA, UNDER LAWS AND DIRECTV PRIVACY POLICY, , OOR A BREACH OF SECTION 9 (CONFIDENTIALITY) AND EXCEPT FOR THE INDEMNIFICATION OBLIGATIONS SET FORTH IN SECTION 10 (INDEMNIFICATION), IN NO EVENT SHALL EITHER PARTY'S CUMULATIVE LIABILITY UNDER OR IN CONNECTION WITH THIS AGREEMENT EXCEED AN AMOUNT EQUAL TO THE AGGREGATE AMOUNT OF ALL FEES PAID BY, OR DUE FROM, DIRECTV TO TIVO HEREUNDER. THIS LIMITATION OF LIABILITY IS CUMULATIVE, WITH ALL PAYMENTS FOR CLAIMS IN CONNECTION WITH THIS AGREEMENT BEING AGGREGATED TO DETERMINE SATISFACTION OF THE LIMIT. THE EXISTENCE OF ONE OR MORE CLAIMS UNDER THIS AGREEMENT WILL NOT ENLARGE THE LIMIT.

12.  Term and Termination.

     12.1 Term. The term (the "Term") of this Agreement shall begin on the Effective Date and continue for a period of three (3) years, unless sooner terminated pursuant to this Section 12 (Term and Termination). Notwithstanding the foregoing, prior to the expiration of the Term, DIRECTV and TiVo agree to negotiate in good faith regarding an extension of the Term for a maximum two (2) additional years.

     12.2 Termination.

          (a) For Cause. Either party may terminate this Agreement if the other party materially breaches this Agreement and fails to cure such breach within sixty (60) days after receipt of written notice thereof from the non-breaching party.

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          (b) Termination or Expiration of Development Agreement. This Agreement
will immediately terminate upon the expiration or early termination of the Development Agreement, except in the event of a termination by DIRECTV due to a TiVo breach.

     12.3 Survival. Sections 1 (Definitions); 2.5 (Reservation of Rights; Ownership); 3 (User Data) (but only as related to DIRECTV's ownership and control of the User Data); 5.1 (Existing Marketing Agreement); 5.2 (TiVo's Use of Network Showcases and TiVolution Magazine); 7 (Representations and Warranties of TiVo); 8 (Representations and Warranties of DIRECTV); 9 (Confidentiality); 10 (Indemnification); 11 (Limitation of Liability); 12.3 (Survival); 12.4 (No Liability for Termination); and 13 (Miscellaneous) shall survive the termination or expiration of this Agreement. Notwithstanding the foregoing, provided DIRECTV has exercised the option in Section 6.1(b) and this Agreement is not terminated by TiVo for DIRECTV's material breach, DIRECTV shall continue to have the rights set forth in Section 6.1(b) subject to all rights and restrictions set forth herein.

     12.4 No Liability for Termination. Each party understands that the rights of termination hereunder are absolute. The terminating party shall not incur any liability whatsoever for any damage, loss or expenses of any kind suffered or incurred by the other arising from or incident to the terminating party's exercise of its termination rights under this Agreement. In particular, without limiting the foregoing, the terminated party shall not be entitled to any damages on account of prospective profits or anticipated sales related to such exercise of termination rights.

13. Miscellaneous.

     13.1 No Agency. Each party will in all matters relating to this Agreement act as an independent contractor. Nothing contained in this Agreement, nor the execution or performance thereof, shall be construed as creating any agency, partnership, or other form of joint enterprise between the parties. Neither party will have authority nor represent that it has any authority to assume or create any obligation, express or implied, on behalf of the other party, or to represent the other party as agent, employee or in any other capacity.

     13.2 Taxes. All payments made by each party hereunder shall be paid without deduction for and net of any sales, use, excise, import or export, value-added or similar tax or duty, government permit or license fees, customs and similar fees, penalties and interest and any costs associated with the collection or withholding of any of the foregoing (except for taxes based on the receiving party's net income) (collectively, "Taxes"). If any deduction is legally required on any fees payable by one party to the other party hereunder, the party making such payment shall pay in the manner and at the same time such additional amounts as will result in the receiving party receiving the amounts such party would have received absent such required deduction. The paying party shall promptly pay or reimburse all federal, state, and local Taxes, if any, due, arising from, or measured by amounts payable to the receiving party under this Agreement.

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     13.3 Amendment, Modification or Waiver. This Agreement shall not be altered or otherwise amended except pursuant to an instrument in writing signed by each of the parties hereto.

     13.4 Successors; Assigns. All the terms of this Agreement shall be binding upon and shall inure to the benefit of the permitted successors and assigns of the respective parties hereto. Anything contained herein to the contrary notwithstanding, neither party may assign this Agreement without the written consent of the other party, which consent shall not be unreasonably withheld. Notwithstanding the foregoing, following written notice to the other party, either party may transfer and assign this Agreement, by operation of law or otherwise, to the surviving entity in the event of a sale to, merger with, or acquisition of all or substantially all of such party's assets by such entity, and the other party hereby consents to such assignment in advance.

     13.5 Governing Law. This Agreement and all matters or issues related hereto or arising hereunder shall be governed by the laws of the State of California, without regard to principles of conflicts of law, as such laws would apply to contracts entered into by California residents and performed entirely in California. The parties agree that all disputes and litigation regarding this Agreement and matters connected with its performance shall be brought in a federal court in the Northern District or Central District of California or in state court in Los Angeles County or Santa Clara County, California, and each party irrevocably submits to the jurisdiction and venue of any such court in any such action or proceeding.

     13.6 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

     13.7 Notices. All notices permitted or required under this Agreement shall be in writing and shall be delivered to the address(es) for notice set forth below or such other address as either party may specify in writing. Notices shall be effective (i) on the date received, if delivered by hand; (ii) on the date sent if sent by facsimile with confirmation, (ii) on the next business day following delivery thereof to an air courier for overnight delivery, and (iii) on the fifth business day after deposit into either the United States mail service (as applicable), postage prepaid, return receipt requested.

To:  TiVo Inc.                       To: DIRECTV, Inc.
     Chief Executive Officer             Larry Chapman, Executive Vice President
     2160 Gold Street                    2230 East Imperial Highway
     Alviso, CA 95002                    El Segundo, California 90245
     Fax: (408) 519-5330                 Fax: (310) 535-5422

With a copy to:                      With a copy to:
     TiVo Inc.                           DIRECTV, Inc.
     General Counsel: Matthew Zinn       General Counsel
     2160 Gold Street                    2230 East Imperial Highway
     Alviso, CA 95002                    El Segundo, California 90245
     Fax: (408) 519-5330                 Fax: (310) 964-4991

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     13.8 Force Majeure. Neither party shall be liable hereunder by reason of any failure or delay in the performance of its obligations hereunder (except for payments of money) on account of strikes (other than strikes of a party's own employees), shortages, riots, insurrection, fires, flood, storm, explosions, acts of God, war, governmental action, labor conditions (other than with respect to a party's own employees), earthquakes, material shortages or any other causes that are beyond the reasonable control of such party; provided, however, that the parties will use commercially reasonable efforts, including the implementation of business continuity measures, to mitigate the effects of such force majeure.

     13.9 Section 365(n) of the Bankruptcy Code. All rights and licenses granted under or pursuant to this Agreement by TiVo to DIRECTV are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the United States Bankruptcy Code, licenses of rights to "intellectual property" as defined under Section 101(56) of the United States Bankruptcy Code. The Parties agree that DIRECTV, as licensee of such rights and licenses, shall retain and may fully exercise all of its rights and elections under the Bankruptcy Code, provided that DIRECTV abides by the terms of this Agreement.

     13.10 Injunctive Relief. It is understood and agreed that, notwithstanding any other provision of this Agreement, any breach of Section 9 (Confidentiality) or the licenses granted in Section 2 (License Grants; Commercial Use) and any restrictions related thereto will cause irreparable damage for which recovery of money damages would be inadequate, and that both parties shall therefore be entitled to obtain timely injunctive relief to protect their respective rights under this Agreement, in addition to any and all remedies available at law.

     13.11 Export Controls. Each party agrees that it will comply with all U.S. export control laws and the applicable regulations thereunder, as well as any other applicable laws of the U.S. affecting the export of technology.

     13.12 Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, portions of such provisions, or such provisions in their entirety, to the extent necessary, shall be severed from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

     13.13 Counterparts. The Agreement may be executed in counterparts, each of which shall be an original, but all of which together shall constitute one agreement.

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     13.14 Entire Agreement. This Agreement, including any exhibits and schedules attached hereto, in conjunction with the Development Agreement and, upon exercise of DIRECTV's option, the Technology License Agreement, constitute the entire agreement between DIRECTV and TiVo with respect to the subject matter specifically set forth herein.

                   Remainder of page intentionally left blank.

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In Witness Whereof, the parties hereto have duly executed this Agreement by their respective duly authorized officers.

TiVo Inc.                                  DIRECTV, Inc.


By:         /s/ Morgan Guenther          By:      /s/ Lawrence N. Chapman
    ------------------------------          ---------------------------------
Name:Morgan Guenther                     Name:Lawrence N. Chapman
Title:President                          Title:Executive Vice President

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